EXHIBIT 23.3

Gilbert Laustsen Jung Associates Ltd. Petroleum Consultants 4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 (403) 266-9500 (403) 262-1855

LETTER OF CONSENT

TO:  Suncor Energy Inc.

Re:	Suncor Energy Inc. (“Suncor”)

We refer to the following reports prepared by Gilbert Laustsen Jung Associates Ltd.:

•                                          the letter report dated February 9, 2005, evaluating the proved and probable synthetic crude oil reserves on Suncor’s mining oil sands operations located near Fort McMurray, Alberta effective December 31, 2004;

•                                          the report dated February 17, 2005 evaluating the proved and probable reserves on Suncor’s Firebag in-situ leases effective December 31, 2004; and

•                                          the report dated February 17, 2005 evaluating Suncor’s proved reserves of natural gas, natural gas liquids and crude oil (other than reserves from our mining leases and the Firebag in-situ reserves) as at December 31, 2004

We consent to the incorporation by reference in the Registration Statement of Suncor Energy Inc. (the “Company”) on Form S-8 dated April 28, 2005, of our name, reference to and excerpts from the said reports by Suncor Energy Inc. relating to the reserves of the Company included in the Annual Report of the Company on Form 40-F for the fiscal year ended December 31, 2004.

Yours very truly,

GILBERT LAUSTSEN JUNG
ASSOCIATES LTD.

ORIGINALLY SIGNED BY

Dana B. Laustsen, P. Eng.
Executive Vice-President

Dated: April 28, 2005

Calgary, Alberta

CANADA